Exhibit 4.1

THE OFFER AND SALE OF THIS SECURITY AND THE SECURITIES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, THIS SECURITY AND THE SECURITIES ISSUABLE HEREUNDER MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE HEREUNDER MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

Original Issue Date: July [●], 2020

$15,000,000

8.5% SUBORDINATED SECURED CONVERTIBLE NOTE
DUE June 30, 2022

THIS 8.5% SUBORDINATED SECURED CONVERTIBLE NOTE of LiveXLive Media, Inc., a Delaware corporation, (the “Company”), having its principal place of business at 9200 Sunset Boulevard, Suite #1201, West Hollywood, California 90069 (this note, as amended, restated, supplemented or otherwise modified from time to time, the “Note”) and is issued pursuant to the Purchase Agreement (as defined below).

FOR VALUE RECEIVED, the Company promises to pay in cash to No Street Capital LLC, a Delaware limited liability company, or its registered assigns (the “Holder”), or shall have paid pursuant to the terms hereunder, the principal sum of $15,000,000 on July [●], 2022 (the “Maturity Date”) or such earlier date as this Note is required or permitted to be repaid as provided hereunder, and to pay interest to the Holder on the aggregate then outstanding principal amount of this Note in accordance with the provisions hereof. This Note is subject to the following additional provisions:

Section 1. Definitions. For the purposes hereof, in addition to the terms defined elsewhere in this Note, (a) capitalized terms not otherwise defined herein shall have the meanings set forth in the Purchase Agreement and (b) the following terms shall have the following meanings:

“Account Control Agreement(s)” means any agreement entered into by and among Holder, Company or any Subsidiary and a third party bank or other institution (including a securities intermediary) in which Company or any Subsidiary maintains a deposit account or an account holding investment property and which grants Holder a perfected security interest in the subject account or accounts.

“Applicable Interest Rate” means an annual rate equal to 8.5%; provided, however, following the occurrence and during the continuance of an Event of Default, the “Applicable Interest Rate” shall automatically, without notice or any other action required by Holder, mean an annual rate equal to 11.5%.

“Bad Boy Conduct” shall have the meaning set forth in Section 8(k).

“Bankruptcy Event” means any of the following events: (a) the Company or any Significant Subsidiary thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof (b) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within 60 days after commencement, (c) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered, (d) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within 60 calendar days after such appointment, (e) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors, (f) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts, (g) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing, or (h) the Company or any Significant Subsidiary admits in writing its inability, or is otherwise unable, to pay its debts generally as they become due.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 4(i).

“Bloomberg” means Bloomberg, L.P.

“Broker Undertaking” shall have the meaning set forth in Section 6(b).

“Buy-In” shall have the meaning set forth in Section 4(f).

“Capital Stock” of any Person means any and all shares of, interests in, rights to purchase, warrants or options for, participations in, or other equivalents of, in each case however designated, the equity of such Person, but excluding any debt securities convertible into such equity.

“Change of Control Transaction” means the occurrence after the date hereof of any of (a) an acquisition after the date hereof by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) (other than a Permitted Holder) of effective control (whether through legal or beneficial ownership of Capital Stock of the Company, by contract or otherwise) of in excess of 50% of the voting securities of the Company (other than by means of conversion or exercise of the Note), (b) the Company merges into or consolidates with any other Person, or any Person merges into or consolidates with the Company and, after giving effect to such transaction, the stockholders of the Company immediately prior to such transaction and Permitted Holders own less than 50% of the aggregate voting power of the Company or the successor entity of such transaction, or (c) the Company Disposes of all or substantially all of its assets to another Person other than a direct or indirect wholly-owned Domestic Subsidiary that is Guarantor and has executed a joinder to the Security Agreement at the time of such Disposition or that becomes a Guarantor and executes a joinder to the Security Agreement concurrently with such disposition and, in any case, the Holder has been given 10 Business Days prior written notice of such Disposition.

“Close of Business” means 5:00 p.m., New York City time.

“Collateral” shall have the meaning given such term in the Security Agreement.

“Commission” means the U.S. Securities Exchange Commission.

“Common Stock Change Event” shall have the meaning set forth in Section 5(g).

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Foley Shechter Ablovatskiy LLP, 1359 Broadway, 20th Floor, Suite 2001, New York, NY 10018.

“Company Non-Compliance Notice” shall have the meaning set forth in Section 6(b).

“Conversion Date” shall have the meaning set forth in Section 4(b)(i).

“Conversion Price” shall have the meaning set forth in Section 4(b)(ii).

“Conversion Share Delivery Date” shall have the meaning set forth in Section 4(b)(iii).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Note pursuant to Section 4(b).

“Delivery Date” means (a) with respect to Conversion Shares, the applicable Conversion Share Delivery Date, (b) with respect to Interest True-Up Shares, the applicable Interest Payment Date, and (c) with respect to Interest Advance Shares, the applicable Interest Advance Shares Date.

“Delivery Failure” has the meaning set forth Section 4(e).

“Dispose” and “Disposition” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction or by way of a merger) of any assets or property by any Person, including, without limitation, any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person, excluding any sales of inventory in the ordinary course of business on ordinary business terms.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable) or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a Change of Control Transaction so long as any rights of the holders thereof upon the occurrence of a Change of Control Transaction shall be subject to the prior repayment in full of the Note), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock.

“Dollar Volume Limitation” means 15% of the aggregate dollar trading volume of the Common Stock on the Principal Market (or other applicable Trading Market) over the 20 consecutive Trading Day period ending on the Trading Day immediately preceding the commencement of any Interest Notice Period. For the purposes of this definition, the term “dollar trading volume” for any VWAP Trading Day shall be determined by multiplying the VWAP by the volume as reported on Bloomberg for such VWAP Trading Day.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any state of the United States or the District of Columbia, other than any such Subsidiary owned directly or indirectly by a Foreign Subsidiary.

“DTC” means the Depository Trust Company.

“Equity Conditions” means, during the period in question, (a) the Company shall not have failed to duly honor any conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion (b) the Company shall have paid all liquidated damages and other amounts owing to the Holder in respect of this Note, (c) all of the shares of Common Stock issued, issuable or required to be issued pursuant to the Transaction Documents are Freely Transferrable, (d) the Common Stock is trading on a Trading Market and all shares of Common Stock issued, issuable or required to be issued pursuant to Section 2(a) of this Note are listed or quoted (or approved for such listing or quotation, subject to notice of issuance) for trading on such Trading Market (and the Company believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future) and the issuance of such shares of Common Stock pursuant to the Transaction Documents would not violate the rules and regulations of any such Trading Market, (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (f) there is no existing Event of Default and no existing event which, with the expiration of a cure period or the giving of notice, would constitute an Event of Default, (g) the issuance of the shares of Common Stock in question to the Holder would not violate the limitations set forth in Section 4(i), (h) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (i) the applicable Holder is not in possession of any information provided by or on behalf of the Company that constitutes, or may constitute, material non-public information, (j) the VWAP of the Common Stock is at least $1.50 per share (proportionately adjusted for any stock split, stock dividend, stock combination or other similar transaction) on each Trading Day, and (k) the Common Stock is DTC eligible (and not subject to “chill”) and the Company’s transfer agent is participating in DTC’s Fast Automated Securities Transfer Program.

“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all Common Stock Equivalents, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Event of Default” shall have the meaning set forth in Section 7(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution (including pursuant to due bills or similar arrangements required by the relevant stock exchange). For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Free Cash” means unencumbered, unrestricted cash of the Company or any Guarantor (other than encumbrances or restrictions arising under the Transaction Documents) on deposit in one or more bank accounts subject to Account Control Agreements.

“Freely Transferrable” means, with respect to any Note Shares issued or issuable to the Holder, that either:

(a) such Note Shares may be resold by the Holder pursuant to Rule 144 without volume or manner-of-sale restrictions (each as provided in Rule 144) as reasonably determined by Company Counsel; provided, however, this clause (a) shall not be deemed satisfied during (1) any period that the Company is not in compliance with the current public information requirements under Rule 144(c) or any information requirements of paragraph (i) of Rule 144, in each case if applicable, or (2) any Rule 12b-25 extension period with respect to any quarterly or annual report of the Company that is not filed by the prescribed due date therefor (for the avoidance of doubt, without giving effect to such extension period); or

(b) a “shelf” registration statement under the Securities Act, in customary form, is effective under the Securities Act, registering the resale of such Note Shares by Holder and names Holder as a selling security holder thereunder, and such “shelf” registration statement is reasonably acceptable to the Holder.

“Fundamental Transaction” means (a) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (b) the Company, directly or indirectly, effects any sale, lease, exclusive license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (c) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (d) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock (but, for the avoidance of doubt, excluding any transaction, event or occurrence covered by Section 5(a)) or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, (e) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or Affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination).

“Governmental Authority” means any national, supranational, federal, state, county, provincial, local, municipal or other government or political subdivision thereof (including any Regulatory Authority), whether domestic or foreign, and any agency, authority, commission, ministry, instrumentality, regulatory body, court, tribunal, arbitrator, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to any such government.

“Guarantor” means any Subsidiary that has guaranteed the Company’s obligations hereunder and granted to the Holder a security interest in substantially all of the assets of such Subsidiary.

“Indebtedness” of a Person shall include (a) all obligations for borrowed money or the deferred purchase price of property or services (excluding trade credit or accounts payable incurred in the ordinary course of business that are not more than 60 days past due), (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, surety bonds, bankers acceptances, current swap agreements, interest rate hedging agreements, interest rate swaps or other financial products, (c) all capital lease obligations, (d) all obligations or liabilities secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed by such Person, (e) any obligation arising with respect to any other transaction that is the functional equivalent of borrowing but which does not constitute a liability on the balance sheets of such Person, (f) Disqualified Stock, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other Person.

“Interest Advance Shares” has the meaning set forth in Section 2(a).

“Interest Advance Shares Date” has the meaning set forth in Section 2(a).

“Interest Notice Period” means, with respect to each Interest Payment Date, the 20 consecutive Trading Days immediately preceding such Interest Payment Date.

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Interest Share Amount” shall have the meaning set forth in Section 2(a).

“Interest True-Up Shares” has the meaning set forth in Section 2(b).

“Investments” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition (including by merger) of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the Principal Market. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from a nationally recognized independent investment banking firm selected by (and at the cost of) the Company; provided such firm shall be reasonably acceptable to the Holder.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the Principal Market, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock.

“Note Register” shall have the meaning set forth in Section 2(c).

“Note Shares” means all Conversion Shares, Interest Advance Shares and Interest True-Up Shares.

“Notice of Conversion” shall have the meaning set forth in Section 4(b)(i).

“Open of Business” means 9:00 a.m., New York City time.

“Original Issue Date” means [●], 2020, regardless of any transfers of the Note or amendments to the Note and regardless of the number of instruments which may be issued to evidence the Note.

“Permitted Holder” means (a) Robert S. Ellin, (b) any Affiliate of Robert S. Ellin, provided, that such Robert S. Ellin is the record and beneficial owner of at least 67% of the voting securities of such Affiliate, (c) the parents, spouse or lineal descendants of Robert S. Ellin (it being understood that lineal descendants include children by adoption) and/or (d) any trust, the beneficiaries of which include only Robert S. Ellin or the persons identified in clause (c).

“Permitted Lien” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP, (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s, materialmen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of the property or assets subject to such Lien or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien, (c) Liens in favor of the Holder and the Senior Lender and as disclosed in the SEC Reports (as defined in the Purchase Agreement), (d) Liens for reasonable and customary banking fees granted to banks or other financial institutions in the ordinary course of business in connection with, and which solely encumber, deposit, disbursement or concentration accounts (other than in connection with borrowed money) maintained with such banks or financial institutions that do not exceed $50,000 in the aggregate, (e) Liens in connection with Indebtedness incurred by lease obligations and purchase money indebtedness, incurred in connection with the acquisition of capital assets and lease obligations with respect to newly acquired or leased assets, provided that such lease obligations and purchase money indebtedness are only recourse to the assets being acquired or leased, (f) Liens consisting of deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment, social security and similar laws, (g) Liens in favor of any existing lenders in connection with any Subsidiary acquired after the Original Issuance Date, provided that such Lien only encumbers the assets of such after acquired Subsidiary and (h) Liens existing on the Original Issuance Date which are disclosed on Schedule A.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Principal Market” means the Nasdaq Capital Market or such other Trading Market where the Common Stock is then listed or quoted.

“Public Information Failure” shall have the meaning set forth in the Purchase Agreement.

“Purchase Agreement” means the Securities Purchase Agreement, dated as of July 2, 2020, among the Company and Holder, as amended, modified or supplemented from time to time in accordance with its terms.

“Reference Property” shall have the meaning set forth in Section 5(g).

“Reference Property Unit” shall have the meaning set forth in Section 5(g).

“Requisite Stockholder Approval” means any and all stockholder approvals that would be required under the listing standards of the Nasdaq Capital Market to permit the Company to settle interest on this Note in shares of Common Stock pursuant to Section 2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Lender” means JGB Capital LP and its Affiliates and their assigns.

“Senior Lender Transaction Documents” means (i) the Securities Purchase Agreement, dated as of June 29, 2018, as amended on February 11, 2019 (collectively, the “SPA”), between Senior Lender and the Company, (ii) the Senior Secured Convertible Debentures issued to Senior Lender pursuant to the SPA, (iii) the Security Agreement, dated as of June 29, 2018, between Senior Lender and the Company, (iv) the Subsidiary Guarantee, dated as of June 29, 2018, between Senior Lender and each Significant Subsidiary, and (v) any account control agreement(s) between Senior Lender and the Company and its Significant Subsidiaries, and all exhibits and schedules thereto and hereto and any other documents or agreements executed by the Company or any Subsidiary in connection with the transactions contemplated hereunder

“Senior Indebtedness” means any and outstanding Indebtedness of the Company or its Subsidiaries owed to Senior Lender.

“Significant Subsidiary” shall have the meaning set forth in Rule 1-02(w) of Regulation S-X, but shall exclude LiveXLive Tickets, Inc.

“Spin-Off” shall have the meaning set forth in Section 5(c)(ii).

“Spin-Off Valuation Period” shall have the meaning set forth in Section 5(c)(ii).

“Stock Payment Price” means, with respect to the Interest Shares Advance Date or Interest Payment Date in question, the lesser of (a) 90% of the average of the 3 lowest VWAPs during the 20 consecutive VWAP Trading Day period immediately preceding such date and (b) the Conversion Price in effect on such date; provided, however, that the Stock Payment Price will in no event be less than $1.00 per share (proportionately adjusted for any stock split, stock dividend, stock combination or other similar transaction).

“Subsidiary” means an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which the Company owns or controls 25% or more of the outstanding voting securities, including each entity listed on Schedule B hereto.

“Successor Entity” shall have the meaning set forth in Section 5(g).

“Tender/Exchange Offer Expiration Date” shall have the meaning set forth in Section 5(e).

“Tender/Exchange Offer Expiration Time” shall have the meaning set forth in Section 5(e).

“Tender/Exchange Offer Valuation Period” shall have the meaning set forth in Section 5(e).

“Trading Day” means any day on which (a) trading in the Common Stock generally occurs on the principal Trading Market; and (b) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the Principal Market (or any successors to any of the foregoing).

“VWAP” means, for any VWAP Trading Day, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such VWAP Trading Day (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported under the heading “Bloomberg VWAP” on Bloomberg page “LIVX <EQUITY> AQR” (or, if such page is not available, its equivalent successor page), in respect of the period from 9:30 a.m. (local time in New York City, New York) to 4:00 p.m. (local time in New York City, New York) or (b) if such volume-weighted average price is unavailable, the fair market value of a share of Common Stock as of such VWAP Trading Day as determined by a nationally recognized independent investment banking firm selected by (and at the cost of) the Company.

“VWAP Market Disruption Event” means, with respect to any date, (a) the failure by a principal Trading Market to open for trading during its regular trading session on such date; or (b) the occurrence or existence, for more than one half hour period in the aggregate, of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options, contracts or futures contracts relating to the Common Stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m., New York City time, on such date.

“VWAP Trading Day” means a day on which (a) there is no VWAP Market Disruption Event; and (b) trading in the Common Stock generally occurs on the principal Trading Market.

Section 2. Interest; No Prepayment.

(a) Payment of Interest in Cash or Common Stock. The Company shall pay interest to the Holder on the aggregate then outstanding principal amount of this Note at the Applicable Interest Rate, payable quarterly in arrears as of the last Trading Day of each fiscal quarter (beginning with the fiscal quarter ending September 30, 2020) and on the Maturity Date (each such date, an “Interest Payment Date”), in cash or, if the Company’s Free Cash is less than $10,000,000, at the Company’s election, in duly authorized, validly issued and fully paid shares of Common Stock valued at the Stock Payment Price on the applicable Interest Payment Date, or a combination thereof (the dollar amount to be paid in shares of Common Stock, the “Interest Share Amount”). Notwithstanding anything contained herein to the contrary, any payment of interest in shares of Common Stock may only occur if (i) all of the Equity Conditions have been met (unless waived by the Holder in writing) during the 20 Trading Days immediately prior to the applicable Interest Payment Date and through and including the date such shares of Common Stock are actually issued to the Holder, (ii) the Company shall have given the Holder notice in accordance with the notice requirements set forth below, and (iii) as to such Interest Payment Date, prior to such Interest Notice Period (but not more than three (3) Trading Days prior to the commencement of such Interest Notice Period), the Company shall have delivered to the Holder’s or its broker’s DTC account the number of shares of Common Stock to be applied against such Interest Share Amount equal to the quotient (the quotient of (x) and (y), the “Interest Advance Shares”) of (x) such Interest Share Amount divided by (y) the Stock Payment Price that would apply assuming for such purposes that the Interest Payment Date is the third Trading Day immediately prior to the commencement of the Interest Notice Period (the “Interest Advance Shares Date”). In the event that the Interest Share Amount for any Interest Payment Date would exceed the Dollar Volume Limitation, or the delivery of Interest Advance Shares or Interest True Up Shares would cause the Beneficial Ownership Limitation to be exceeded, then the Company shall pay the portion of the Interest Share Amount that would be in excess of the Dollar Volume Limitation or would cause the Holder to exceed the Beneficial Ownership Limitation in cash. Notwithstanding anything herein to the contrary, the Company will not have the right to, and will not, make any interest payment in shares of Common Stock unless and until it has obtained any Requisite Stockholder Approval or if the issuance of shares as a result of such election would reduce the number of shares that the Company is permitted to issue under the listing standards of the Principal Market upon the conversion in full of this Note by the Holder pursuant to Section 4(b). The Note shall not be prepaid without written consent of Holder.

(b) Company’s Election to Pay Interest in Cash or Common Stock. Subject to the terms and conditions herein, including Section 2(a) and the Free Cash alternative therein, the decision whether to pay interest hereunder in cash, shares of Common Stock or a combination thereof shall be at the sole discretion of the Company. Subject to the last sentence of Section 2(a), prior to the commencement of any Interest Notice Period, the Company, if it desires to make an election to pay any interest due on the related Interest Payment Date in shares of Common Stock or in a combination of cash and shares of Common Stock, shall deliver to the Holder a written notice of such election and setting forth the Interest Share Amount as to such Interest Payment Date, provided that the Company may indicate in such notice that the election contained in such notice shall apply to future Interest Payment Dates until revised by a subsequent notice. During any Interest Notice Period, the Company’s election (whether specific to an Interest Payment Date or continuous) shall be irrevocable as to such Interest Payment Date. Subject to the aforementioned conditions, failure to timely deliver such written notice to the Holder shall be deemed an election by the Company to pay the interest on such Interest Payment Date in cash. On the Interest Payment Date, the Company shall issue to the Holder a number of shares of Common Stock (if any) (“Interest True-Up Shares”) equal to the excess, if any, of (A) the Interest Share Amount divided by the Stock Payment Price for the Interest Payment Date over (B) the number of Interest Advance Shares actually issued to the Holder. With respect to any Interest Payment Date, to the extent that the number of Interest Advance Shares exceeds the quotient obtained by dividing the Interest Share Amount divided by the Stock Payment Price for the Interest Payment Date, then (x) the Holder will retain the excess Interest Advance Shares in partial satisfaction of the obligation of the Company to deliver Interest Advance Shares in respect of the next month on which the Company elects to pay interest in shares of Common Stock; and (y) such retained Interest Advance Shares will be taken into account for purposes of calculating clause (B) above with respect to such month.

(c) Interest Calculations. Interest shall be calculated on the basis of a 360-day year consisting of twelve 30-day months, and shall accrue daily (but without compounding) commencing on the Original Issue Date until payment in full of the outstanding principal (including, for the avoidance of doubt, any original issue discount), together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company regarding registration and transfers of this Note (the “Note Register”) or such Person’s designee identified to the Company in writing

Section 3. Registration of Transfers and Exchanges.

(a) Different Denominations. This Note is exchangeable for an equal aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same. No service charge will be payable for such registration of transfer or exchange.

(b) Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

(c) Reliance on Note Register. Prior to due presentment for transfer to the Company of this Note, the Company and any agent of the Company may treat the Person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 4. Voluntary Conversion; Delivery of Note Shares.

(a) Intentionally Omitted.

(b) Voluntary Conversion.

(i) Voluntary Conversion. Commencing on the Original Issue Date, and thereafter from time to time until this Note is no longer outstanding, this Note shall be convertible, in whole or in part having a principal amount that is an integral multiple of $1,000 (or such lesser principal amount of this Note as may then be outstanding), into shares of Common Stock at the option of the Holder, subject to the conversion limitations set forth in Section 4(i). The Holder shall effect conversions by delivering to the Company a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted. The date such Notice of Conversion is deemed delivered hereunder will be deemed to be the “Conversion Date.” No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Company unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been so converted. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Holder and the Company shall maintain records showing the principal amount(s) converted and the date of such conversion(s). In the event of any dispute or discrepancy, the records of the Holder shall be controlling and determinative in the absence of manifest error. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

(ii) Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $5.00, subject to adjustment as provided herein (the “Conversion Price”).

(iii) Conversion Shares Issuable Upon Conversion of Principal Amount; Delivery Date. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing (x) the outstanding principal amount of this Note to be converted (plus, to extent the Company so elects pursuant to the immediately following sentence, accrued and unpaid interest thereon to, but excluding, the applicable Conversion Date) by (y) the Conversion Price in effect on the applicable Conversion Date. Upon conversion of any portion of this Note, accrued and unpaid interest on such converted portion to, but excluding, the applicable Conversion Date will be paid, at the Company’s election, either (A) in cash to be delivered on or before the related Conversion Share Delivery Date or (B) by adding such accrued and unpaid interest to the amount referred to in clause (x) above; provided, however, that the Company will not have the right to, and will not, elect to pay such accrued and unpaid interest in the manner provided in clause (B) above if such election is not then permitted by the listing standards of the Principal Market. The Company shall deliver all Conversion Shares to the Holder within two (2) Trading Days after the date of the applicable Notice of Conversion (the date by which such delivery must be made, subject to Sections 5(c)(ii), 5(e) and 5(f)(ii), the “Conversion Share Delivery Date”).

(c) Intentionally Omitted.

(d) Delivery of Certificate for Conversion Shares. The Company shall deliver to the Holder a certificate or certificates for the full number of Note Shares required to be delivered by the applicable Delivery Date; provided, however, that following the 6 month anniversary of the Original Issue Date (and provided, without limiting any rights of the Holder under this Note or the other Transaction Documents, that the Company is compliance with the public information requirements of Rule 144(c), if applicable, and all information requirements of Rule 144(i)), the Company shall deliver any Note Shares required to be issued by the Company electronically through DTC without restrictive legends or trading restrictions of any kind not later than the applicable Delivery Date. The Company shall, at its own expense, cause there to be issued one or more legal opinions, if any, required to issue Note Shares without any restrictive legends or trading restrictions of any kind. If Conversion Shares are not delivered to or as directed by the applicable Delivery Date, the Holder shall, in addition to, and not in limitation of, its other rights and remedies under this Note and the other Transaction Documents, be entitled to elect by written notice to the Company at any time on or before its receipt of such Conversion Shares, to rescind the applicable Notice of Conversion. In addition to any other remedies of the Holder hereunder, in connection with any Notice of Conversion, if the Company does not deliver the applicable Conversion Shares by the applicable Conversion Share Delivery Date, the Holder may, at its option, in connection with any conversion of this Note pursuant to Section 4(b), apply any Interest Advance Shares to the satisfaction of the Company’s obligation to deliver the applicable Conversion Shares on the applicable Conversion Share Delivery Date.

(e) Obligation Absolute; Partial Liquidated Damages. The Company’s obligations to issue and deliver Note Shares in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Company or any violation or alleged violation of law by the Holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Company to the Holder in connection with the issuance of Note Shares; provided, however, that such delivery shall not operate as a waiver by the Company of any such action the Company may have against the Holder. The Company may not refuse to issue any Note Shares required to be issued hereunder based on any claim that the Holder or anyone associated or Affiliated with the Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to Holder, shall have been sought and obtained, and the Company posts a surety bond for the benefit of the Holder in the amount of 150% of the outstanding principal amount of this Note, which is subject to the injunction, which bond shall remain in effect until the completion of litigation of the underlying dispute and the proceeds of which shall be payable to the Holder to the extent it obtains judgment. In the absence of such injunction, the Company shall issue Note Shares required to be issued hereunder in accordance with the terms hereof. If the Company fails for any reason to deliver to the Holder Note Shares required to be issued pursuant to any provision of this Note by the second Trading Day following the applicable Delivery Date (a “Delivery Failure”), the Company shall pay to the Holder, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of principal amount being redeemed or converted, as applicable, $1.25 per Trading Day for each Trading Day after the second Trading Day following such Delivery Date until such Note Shares are delivered or the Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 7 hereof for the Company’s failure to deliver Note Shares within the applicable period specified in this Note and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law. Without limiting the foregoing, the Company acknowledges that to the extent that the Company does not honor, or indicates to the Holder that it will not honor, Conversion Notices (a “Repudiation”) the Holder’s damages, in addition to out-of-pocket expenses and other damages, shall include Holder’s entire lost profit resulting from its inability to receive Note Shares, which lost profit shall be calculated as the maximum number of Note Shares that the Holder would have been able to receive pursuant to any provision of this Note at or following the time of such Repudiation multiplied by any reported trading price of the Common Stock from and after the time of the Repudiation selected by the Holder (whether or not the Holder has actually tendered Conversion Notices for such maximum number of Note Shares).

(f) Compensation for Buy-In on Failure to Timely Deliver Certificates. If the Company shall fail for any reason, or for no reason, on or prior to the applicable Delivery Date to deliver share certificates or credit the Holder's or its broker’s DTC account (whichever is required pursuant to Section 4(d)), for such number of Note Shares to which the Holder is entitled under this Note (a “Delivery Failure”) and if on or after such Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of shares of Common Stock issuable pursuant to this Note that the Holder anticipated receiving from the Company (a “Buy-In”), then, in addition to all other remedies available to the Holder, the Company shall, within three (3) Trading Days after the Holder's request and in the Holder's discretion, either (i) pay cash to the Holder in an amount equal to the Holder's total purchase price (including brokerage commissions and other reasonable out-of-pocket expenses, if any) for the shares of Common Stock so purchased (the “Buy-In Price”), at which point the Company's obligation to credit such Holder's or its broker’s DTC account for such Note Shares shall terminate, or (ii) promptly honor its obligation to deliver such share certificates or credit such Holder's or its broker’s DTC account, as applicable, and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Note Shares, times (B) any trading price of the shares of Common Stock selected by the Holder in writing as in effect at any time during the period beginning on the Interest Shares Advance Date, Interest Payment Date or Conversion Share Delivery, as applicable, and ending on the applicable Delivery Date. Nothing shall limit the Holder's right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company's failure to timely deliver Note Shares pursuant to the terms hereof. Notwithstanding anything to the contrary herein, any cash payment paid pursuant to this Section 4(f) will reduce any amounts that may be due to the Holder on account of the Delivery Failure pursuant to Section 4(e).

(g) Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued under this Note. As to any fraction of a share which the Holder would otherwise be entitled, the Company shall pay a cash amount equal to the product of the VWAP on the applicable Conversion Date and such fraction.

(h) Transfer Taxes and Expenses. The issuance of Note Shares shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Note Shares, other than any tax that may be payable as a result of any Holder requesting any Note Share to be issued to or registered in the name of a person other than such Holder. The Company shall pay all Transfer Agent fees required for processing of any issuance of Note Shares and all fees to DTC (or another established clearing corporation performing similar functions) required for same-day electronic delivery of Note Shares.

(i) Beneficial Ownership Limitation. Notwithstanding anything to the contrary set forth in this Note, at no time may the Company issue to the Holder Note Shares to the extent that after giving effect to such issuance, the Holder (together with the Holder’s Affiliates, and any Persons acting as a group together with the Holder or any of the Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of this Section 4(i), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 4(i) applies, the determination of whether shares of Common Stock may be issued pursuant to this Note (in relation to other securities owned by the Holder together with any Affiliates) shall be in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether shares of Common Stock may be issued pursuant to this Note (in relation to other securities owned by the Holder together with any Affiliates) subject to the Beneficial Ownership Limitation. In addition, the Holder may notify the Company that the issuance of any Note Shares would cause the Holder to exceed the Beneficial Ownership Limitation, in which case, the Company shall only issue to the Holder such number of shares of Common Stock that would not cause the Holder to exceed the Beneficial Ownership (as determined by the Holder in accordance with this Section 4(i)). In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 4(i), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Company, or (iii) a more recent written notice by the Company or the Company’s Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then actually outstanding. For purposes of determining beneficial ownership pursuant to this Section 4(i), the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the applicable issuance of shares of Common Stock pursuant to this Note held by the Holder. The Holder, upon not less than 61 days’ prior notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 4(i), provided that the Beneficial Ownership Limitation in no event exceeds 9.9% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to the terms of this Note and the Beneficial Ownership Limitation provisions of this Section 4(i) shall continue to apply. Any such increase or decrease will not be effective until the sixty-first day after such notice is delivered to the Company. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(i) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.

(j) If, after this Note ceases to be outstanding, there remains any unapplied Interest Advance Shares, then the Holder will promptly cause the same to be returned to the Company.

Section 5. Certain Adjustments.

(a) Stock Dividends, Splits and Combinations. If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all shares of the Common Stock, or if the Company effects a stock split or a stock combination of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which Section 5(g) will apply), then the Conversion Price will be adjusted based on the following formula:

CP1 = CP0 ×	OS0
OS1

where:

CP0	=	the Conversion Price in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution, or immediately before the Open of Business on the effective date of such stock split or stock combination, as applicable;
CP1	=	the Conversion Price in effect immediately after the Open of Business on such Ex-Dividend Date or the Open of Business on such effective date, as applicable;
OS0	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date or effective date, as applicable, without giving effect to such dividend, distribution, stock split or stock combination; and
OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, stock split or stock combination.

If any dividend, distribution, stock split or stock combination of the type described in this Section 5(a) is declared or announced, but not so paid or made, then the Conversion Price will be readjusted, effective as of the date the Company determines not to pay such dividend or distribution or to effect such stock split or stock combination, to the Conversion Price that would then be in effect had such dividend, distribution, stock split or stock combination not been declared or announced.

(b) Rights, Options and Warrants. If the Company distributes, to all or substantially all holders of Common Stock, rights, options or warrants (other than rights issued or otherwise distributed pursuant to a stockholder rights plan, as to which the provisions set forth in Sections 5(c)(i) and 5(f)(iii) will apply) entitling such holders, for a period of not more than 60 calendar days after the record date of such distribution, to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the 10 consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced, then the Conversion Price will be based on the following formula:

CP1 = CP0 ×	OS + Y
OS + X

where:

CP0	=	the Conversion Price in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;
CP1	=	the Conversion Price in effect immediately after the Open of Business on such Ex-Dividend Date;
OS	=	the number of shares of Common Stock outstanding immediately before the Open of Business on such Ex-Dividend Date;
X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and
Y	=	a number of shares of Common Stock obtained by dividing (x) the aggregate price payable to exercise such rights, options or warrants by (y) the average of the Last Reported Sale Prices per share of Common Stock for the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately before the date such distribution is announced.

To the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the decrease to the Conversion Price for such distribution been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants. To the extent such rights, options or warrants are not so distributed, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the Ex-Dividend Date for the distribution of such rights, options or warrants not occurred.

For purposes of this Section 5(b), in determining whether any rights, options or warrants entitle holders of Common Stock to subscribe for or purchase shares of Common Stock at a price per share that is less than the average of the Last Reported Sale Prices per share of Common Stock for the 10 consecutive Trading Days ending on, and including, the Trading Day immediately before the date of the distribution of such rights, options or warrants is announced, and in determining the aggregate price payable to exercise such rights, options or warrants, there will be taken into account any consideration the Company receives for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration, if not cash, to be determined by the Company in good faith.

(c) Spin-Offs and Other Distributed Property.

(i) Distributions Other than Spin-Offs. If the Company distributes shares of its Capital Stock, evidences of its indebtedness or other assets or property of the Company, or rights, options or warrants to acquire Capital Stock of the Company or other securities, to all or substantially all holders of the Common Stock, excluding:

(1)	dividends, distributions, rights, options or warrants for which an adjustment to the Conversion Price is required (or would be required without regard to Section 5(f)(iv)) pursuant to Section 5(a) or Section 5(b);
(2)	dividends or distributions paid exclusively in cash for which an adjustment to the Conversion Price is required (or would be required without regard to Section 5(f)(iv)) pursuant to Section 5(d);
(3)	rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 5(f)(iii); or
(4)	Spin-Offs for which an adjustment to the Conversion Price is required (or would be required without regard to Section 5(f)(iv)) pursuant to Section 5(c)(ii); and
(5)	a distribution solely pursuant to a Common Stock Change Event, as to which Section 5(g) will apply,

then the Conversion Price will be decreased based on the following formula:

CP1 = CP0 ×	SP – FMV
SP

where:

CP0	=	the Conversion Price in effect immediately before the Open of Business on the Ex-Dividend Date for such distribution;
CP1	=	the Conversion Price in effect immediately after the Open of Business on such Ex-Dividend Date;
SP	=	the average of the Last Reported Sale Prices per share of Common Stock for the 10 consecutive Trading Days ending on, and including, the Trading Day immediately before such Ex-Dividend Date; and
FMV	=	the fair market value (as determined by the Company in good faith), as of such Ex-Dividend Date, of the shares of Capital Stock, evidences of indebtedness, assets, property, rights, options or warrants distributed per share of Common Stock pursuant to such distribution;

provided, however, that if FMV is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Price, the Holder will participate in such distribution, at the same time and on the same terms as holders of Common Stock and without converting any Notes, as if the Holder held, on the record date for such distribution, a number of Conversion Shares that would have been issuable upon conversion of the total outstanding principal amount of Notes held by such Holder as of such record date assuming such outstanding principal amount were converted with a Conversion Date occurring on such record date.

To the extent such distribution is not so paid or made, or such rights, options or warrants are not exercised before their expiration (including as a result of being redeemed or terminated), the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid or on the basis of the distribution of only such rights, options or warrants, if any, that were actually exercised, if at all.

(ii) Spin-Offs. If the Company distributes or dividends shares of Capital Stock of any class or series, or similar equity interest, of or relating to an Affiliate, a Subsidiary or other business unit of the Company to all or substantially all holders of the Common Stock (other than solely pursuant to a Common Stock Change Event, as to which Section 5(g) will apply), and such Capital Stock or equity interest is listed or quoted (or will be listed or quoted upon the consummation of the transaction) on a U.S. national securities exchange (a “Spin-Off”), then the Conversion Price will be decreased based on the following formula:

EP1 = EP0 ×	SP
FMV + SP

where:

CP0	=	the Conversion Price in effect immediately before the Open of Business on the Ex-Dividend Date for such Spin-Off;
CP1	=	the Conversion Price in effect immediately after the Open of Business on such Ex-Dividend Date;
FMV	=	the product of (x) the average of the Last Reported Sale Prices per share or unit of the Capital Stock or equity interests distributed in such Spin-Off over the 10 consecutive Trading Day period (the “Spin-Off Valuation Period”) beginning on, and including, such Ex-Dividend Date (such average to be determined as if references to Common Stock in the definitions of Last Reported Sale Price and Trading Day were instead references to such Capital Stock or equity interests); and (y) the number of shares or units of such Capital Stock or equity interests distributed per share of Common Stock in such Spin-Off; and
SP	=	the average of the Last Reported Sale Prices per share of Common Stock for each Trading Day in the Spin-Off Valuation Period.

The adjustment to the Conversion Price pursuant to this Section 5(c)(ii) will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Open of Business on the Ex-Dividend Date for the Spin-Off, with retroactive effect. If this Note is exercised and the Conversion Date occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary in this Note, the Company will, if necessary, delay the settlement of such exercise until the third Trading Day after the last day of the Spin-Off Valuation Period.

To the extent any dividend or distribution of the type set forth in this Section 5(c)(ii) is declared but not made or paid, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(d) Cash Dividends or Distributions. If any cash dividend or distribution is made to all or substantially all holders of Common Stock, then the Conversion Price will be decreased based on the following formula:

EP1 = EP0 ×	SP – D
SP

where:

CP0	=	the Conversion Price in effect immediately before the Open of Business on the Ex-Dividend Date for such dividend or distribution;
CP1	=	the Conversion Price in effect immediately after the Open of Business on such Ex-Dividend Date;
SP	=	the Last Reported Sale Price per share of Common Stock on the Trading Day immediately before such Ex-Dividend Date; and
D	=	the cash amount distributed per share of Common Stock in such dividend or distribution;

provided, however, that if D is equal to or greater than SP, then, in lieu of the foregoing adjustment to the Conversion Price, the Holder will participate in such dividend or distribution, at the same time and on the same terms as holders of Common Stock and without converting the Note, as if the Holder held, on the record date for such dividend or distribution, a number of Conversion Shares that would have been issuable upon conversion of the total outstanding principal amount of the Note held by Holder as of such record date assuming such outstanding principal amount were converted with a Conversion Date occurring on such record date.

To the extent such dividend or distribution is declared but not made or paid, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(e) Tender Offers or Exchange Offers. If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock, and the value (determined as of the Tender/Exchange Offer Expiration Time by the Company in good faith) of the cash and other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Price per share of Common Stock on the Trading Day immediately after the last date (the “Tender/Exchange Offer Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Price will be decreased based on the following formula:

EP1 = EP0 ×	OS0 × SP
AC + (SP × OS1)

where:

CP0	=	the Conversion Price in effect immediately before the time (the “Tender/Exchange Offer Expiration Time”) such tender or exchange offer expires;
CP1	=	the Conversion Price in effect immediately after the Tender/Exchange Offer Expiration Time;
AC	=	the aggregate value (determined as of the Tender/Exchange Offer Expiration Time by the Company in good faith) of all cash and other consideration paid for shares of Common Stock purchased in such tender or exchange offer;
OS0	=	the number of shares of Common Stock outstanding immediately before the Tender/Exchange Offer Expiration Time (before giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);
OS1	=	the number of shares of Common Stock outstanding immediately after the Tender/Exchange Offer Expiration Time (excluding all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and
SP	=	the average of the Last Reported Sale Prices per of Common Stock over the 10 consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, the Trading Day immediately after the Tender/Exchange Offer Expiration Date;

provided, however, that the Conversion Price will in no event be adjusted upwards pursuant to this Section 5(e), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 5(e) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Tender/Exchange Offer Expiration Time, with retroactive effect. If this Note is converted and the Conversion Date occurs during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Note, the Company will, if necessary, delay the settlement of such exercise until the third Trading Day after the last day of the Tender/Exchange Offer Valuation Period.

To the extent such tender or exchange offer is announced but not consummated (including as a result of the Company being precluded from consummating such tender or exchange offer under applicable law), or any purchases or exchanges of shares of Common Stock in such tender or exchange offer are rescinded, the Conversion Price will be readjusted to the Conversion Price that would then be in effect had the adjustment been made on the basis of only the purchases or exchanges of shares of Common Stock, if any, actually made, and not rescinded, in such tender or exchange offer.

(f) No Adjustment in Certain Cases.

(i) Where Holders Participate in the Transaction or Event Without Conversion. Notwithstanding anything to the contrary in Section 5, the Company will not be obligated to adjust the Conversion Price on account of a transaction or other event otherwise requiring an adjustment pursuant to clauses (b) through (d) of this Section 5 if the Holder participates, at the same time and on the same terms as holders of Common Stock, in such transaction or event without having to convert Holder’s Note, as if the Holder held, on the record date for such transaction or event, a number of Conversion Shares that would have been issuable upon conversion of the total outstanding principal amount of the Note held by Holder as of such record date assuming such outstanding principal amount were converted with a Conversion Date occurring on such record date.

(ii) Conversion Rate Adjustments where Converting Holders Participate in the Relevant Transaction or Event. Notwithstanding anything to the contrary, if (1) a Conversion Price adjustment for any dividend or distribution becomes effective on any Ex-Dividend Date pursuant to clauses (a) through (e) of this Section 5; (2) any portion of this Note is to be converted; (3) the Conversion Date for such conversion occurs on or after such Ex-Dividend Date and on or before the related record date; (4) the Conversion Shares due upon such conversion are calculated based on a Conversion Price that is adjusted for such dividend or distribution; and (5) such shares would be entitled to participate in such dividend or distribution (including pursuant to Section 5(h)), then (x) such Conversion Price adjustment will not be given effect for such conversion; and (y) the Conversion Shares issuable upon such conversion based on such unadjusted Conversion Price will be entitled to participate in such dividend or distribution.

(iii) Stockholder Rights Plans. If any Conversion Shares are to be issued upon conversion of this Note and, at the time of such conversion, the Company has in effect any stockholder rights plan, then the Holder will be entitled to receive, in addition to, and concurrently with the delivery of, the Conversion Shares otherwise payable hereunder upon such conversion, the rights set forth in such stockholder rights plan, unless such rights have separated from the Common Stock at such time, in which case, and only in such case, the Conversion Price will be adjusted pursuant to Section 5(c)(i) on account of such separation as if, at the time of such separation, the Company had made a distribution of the type referred to in such Section to all holders of the Common Stock, subject to readjustment in accordance with such Section if such rights expire, terminate or are redeemed.

(iv) Adjustment Deferral. If an adjustment to the Conversion Rate otherwise required by clauses (b) through (d) of this Section 5 would result in a change of less than one percent (1%) to the Conversion Price, then, notwithstanding anything to the contrary, the Company may, at its election, defer such adjustment, except that all such deferred adjustments must be given effect immediately upon the earliest of the following: (i) when all such deferred adjustments would result in a change of at least one percent (1%) to the Conversion Price; and (ii) the Conversion Date of any portion of this Note.

(g) Fundamental Transaction. If, at any time while this Note is outstanding, the Company effects a Fundamental Transaction pursuant to which the Common Stock is exchanged for, converted into, or represents solely the right to receive any other securities, cash or other property (such transaction, a “Common Stock Change Event,” and such other securities, cash or property, the “Reference Property,” and the amount and kind of Reference Property that a holder of one share of Common Stock would be entitled to receive on account of such Fundamental Transaction (without giving effect to any arrangement not to issue or deliver a fractional portion of any security or other property), a “Reference Property Unit”), then, notwithstanding anything herein to the contrary, upon any conversion of this Note on or after the effective date of such Fundamental Transaction, each Note Share issuable hereunder will be payable hereunder in Reference Property determined in the same manner as if each reference to any number of shares of Common Stock herein (including in any definitions) were instead a reference to the same number of Reference Property Units. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the composition of the Reference Property Unit will be deemed to be the types and amounts of consideration actually received, per share of Common Stock, by the holders of Common Stock. The Company shall, if applicable, cause any successor entity in a Fundamental Transaction in which the Company is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Note in accordance with the provisions of this Section 5(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder of this Note, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of Reference Property Units within five (5) Business Days of such Fundamental Transaction. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall, if applicable, succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Note and the other Transaction Documents referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Note and the other Transaction Documents with the same effect as if such Successor Entity had been named as the Company herein. For the avoidance of doubt, nothing in this Section 5(g) shall be deemed implied consent to any Fundamental Transaction otherwise prohibited by the Transaction Documents.

(h) Holder of Record of Conversion Shares. The Person in whose name any Conversion Share is issuable upon conversion of this Note will be deemed to become the holder of record of such share as of the Close of Business on the Conversion Date for such conversion.

(i) Calculations. All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 5, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Company) issued and outstanding.

(j) Notice to the Holder.

(i) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 5, the Company shall promptly deliver to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(ii) Notice to Allow Conversion by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of Capital Stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any Fundamental Transaction, Change of Control, consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Note Register, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Company or any of the Subsidiaries, the Company shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K filed with the Commission. The Holder shall remain entitled to convert this Note during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

(k) No Implied Consent. The provisions of this Section 5 shall not be deemed to be implied consent to any transaction or other thing otherwise prohibited by the terms and conditions of this Note and the other Transaction Documents.

Section 6. Covenants.

(a) As long as any portion of this Note remains outstanding, and unless the Holder shall have otherwise given prior written consent, the Company shall not, and shall not permit any of the Subsidiaries to, directly or indirectly:

(i) issue Disqualified Stock;

(ii) amend its charter documents, including, without limitation, its certificate of incorporation and bylaws, in any manner that adversely affects any rights of the Holder under the Transaction Documents in any material respects;

(iii) repay, repurchase or offer to repay, repurchase or otherwise acquire any of its Equity Interests, other than repurchases of Common Stock or Common Stock Equivalents of departing officers, directors, and employees of the Company, provided that such repurchases shall not exceed an aggregate of $250,000 for all officers, directors, and employees during the term of this Note;

(iv) pay or make dividends or distributions on any of its Equity Securities, except that any Subsidiary may, directly or indirectly, pay or make any dividend or distribution to the Company;

(v) create any new Domestic Subsidiary unless such Subsidiary is promptly added as a Guarantor and promptly executes a joinder to the Subsidiary Guaranty and Security Agreement;

(vi) enter into any transaction with any Affiliate of the Company which would be required to be disclosed in any public filing with the Commission (other than any transaction between or among any of the Company and one or more Guarantors), unless such transaction is made on an arm’s length basis and expressly approved by a majority of the disinterested directors of the Company (even if less than a quorum otherwise required for board approval);

(vii) maintain deposit accounts, or accounts holding investment property, except (1) with respect to which the Holder has an Account Control Agreement and (2) which hold a balance of no more than $250,000, provided however, that the aggregate amount of cash held in accounts that are not subject to Account Control Agreements shall not exceed $1,000,000 at any time (for the avoidance of doubt, this clause (v) being subject to Section 2.4(a) of the Purchase Agreement); or

(viii) enter into any unconditional binding agreements in violation of any of the foregoing covenants.

(b) Holder Cooperation Related to Note Shares and Informational Requirements. The Holder will reasonably cooperate with the Company in connection with the issuance of Note Shares through the book-entry facilities of The Depository Trust Company. The Holder shall provide a customary seller representation letter and cause its broker to provide a customary broker representation letter, and the Company shall provide a customary issuer representation letter, in connection therewith. Holder agrees that it will not effect any resale of Note Shares unless (i) such resale is pursuant to an effective registration statement under the Securities Act, (ii) the Company is then in compliance with the informational requirements of Rule 144(c), if applicable, and the requirements of Rule 144(i)(2) or (iii) such Holder provides to the Company an opinion of its counsel, which opinion is reasonably acceptable to the Company, that such sale is otherwise permissible in accordance with Section 4(a)(1) of the Securities Act. Upon request by any Holder, the Company will promptly confirm (as promptly as practicable after the Holder’s request if such request is made between the Open of Business and the Close of Business on a Business Day) whether or not such informational and other requirements are satisfied, and the Holder will be entitled to rely on such confirmation. In addition, the Holder shall cause its broker to provide an undertaking from such broker that prior to executing any sale of Note Shares on behalf of Holder, such broker will confirm the Company has filed with the Commission the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q required to be filed under Section 13 or 15(d) of the Exchange Act within the preceding 12 months (a “Broker Undertaking”). The Broker Undertaking shall further provide that no sales of any Note Shares shall be made by such broker if the Holder has received a Company Non-Compliance Notice (as defined below). To the extent that the Holder is unable to obtain, after using commercially reasonable efforts, a Broker Undertaking or any broker withdraws its Broker Undertaking and, as a result the Company is unable to or will not provide unlegended Note Shares, then, at the option of the Holder, for so long as Holder is unable to obtain a Broker Undertaking (that has not been withdrawn), (A) the Company shall not be permitted to pay interest in shares of Common Stock or (B) the Holder shall waive the requirement that the Company deliver Interest Advance Shares in connection with, respectively, an election by the Company, subject to the terms and conditions of this Note, to pay interest in shares of Common Stock. Notwithstanding the foregoing, the Company shall promptly notify the Holder in the event the Company is not in compliance with the informational requirements of Rule 144(c) (until such time as those requirements cease to apply under Rule 144(b)(1)) or the requirements of Rule 144(i)(2) (a “Company Non-Compliance Notice”).

Section 7. Events of Default.

(a) “Event of Default” means, wherever used herein, any of the following events (whatever the reason for such event and whether such event shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative body or Governmental Authority):

(i) any default in the payment of the principal amount of any Note, whether on the Maturity Date or by acceleration or otherwise;

(ii) any default in the payment of interest, liquidated damages and/or other amounts owing to a Holder on the Note, as and when the same shall become due and payable, in each case, which such default continues for three (3) Trading Days;

(iii) the Company shall fail to observe or perform any other covenant or agreement contained in this Note (other than a breach by the Company of its obligations to deliver Note Shares to the Holder pursuant to the terms of this Note which breach is addressed in clause (ix) below) which failure is not cured, if possible to cure, within the earlier to occur of (A) five (5) Trading Days after notice of such failure sent by the Holder to the Company and (B) five (5) Trading Days after the Company has become aware or should have become aware of such failure; provided, that any failure to observe or perform any provision of Section 6 shall be an immediate Event of Default hereunder without any grace period;

(iv) a default or event of default (subject to any grace or cure period provided in the applicable agreement, document or instrument) or any material breach or failure to perform any material covenant shall occur under any of the Transaction Documents, which default, breach or failure is not cured, if possible to cure, within 15 Trading Days following notice of failure sent by the Holder to the Company;

(v) any representation or warranty made in this Note or any other Transaction Documents, any written statement pursuant hereto or thereto or any other report, financial statement or certificate made or delivered to the Holder or any other Holder pursuant to the Transaction Documents shall be untrue or incorrect in any material respect as of the date when made or deemed made;

(vi) the Company or any Significant Subsidiary shall be subject to a Bankruptcy Event;

(vii) the Company or any Subsidiary (other than LiveXLive Tickets, Inc. and React Presents, LLC) shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any Indebtedness for borrowed money or money due under any long term leasing or factoring arrangement beyond any grace period provided with respect thereto that (a) involves an obligation greater than $200,000, whether such Indebtedness now exists or shall hereafter be created, and (b) results in such Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(viii) (a) the Common Stock shall not be eligible for listing or quotation for trading on a Trading Market and shall not be eligible to resume listing or quotation for trading thereon within five (5) Trading Days, (b) the shares of Common Stock are suspended from trading or otherwise not listed or quoted for trading on a Trading Market for 15 Trading Days or more (which need not be consecutive) during any 12 month period, or (c) the shares of Common Stock are suspended from trading or otherwise not listed or quoted for trading on a Trading Market for five (5) consecutive Trading Days or more; provided, however, that for purposes of this subparagraph (viii), any day on which there is a general suspension of trading on the Principal Market shall be disregarded;

(ix) the Company shall fail for any reason to deliver any Note Shares to Holder on the applicable Delivery Date therefor, subject to a cure period of two (2) Trading Days in each instance;

(x) the Company shall fail to timely file any SEC Report which results in the Company becoming ineligible to file an S-3;

(xi) the electronic transfer by the Company of shares of Common Stock through DTC or another established clearing corporation is no longer available or is subject to a “chill” that lasts for more than five (5) Trading Days;

(xii) a judgment not covered by insurance in excess of $250,000 is entered against the Company and, within 60 days after entry thereof, such judgment is not discharged or satisfied or execution thereof stayed pending appeal, or within 60 days after the expiration of any such stay, such judgment is not discharged or satisfied;

(xiii) intentionally omitted;

(xiv) intentionally omitted;

(xv) if any provision of the Security Agreement shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Debtor (as defined in the Security Agreement), or a proceeding shall be commenced by any Debtor, or by any Governmental Authority having jurisdiction over any Debtor, seeking to establish the invalidity or unenforceability thereof, or any Debtor shall deny that any Debtor has any liability or obligation purported to be created under the Security Agreement; or

(xvi) the Company or any “named executive officer” (within the meaning of Item 402 of Regulation S-K promulgated by the Commission) (i) is indicted for, convicted of or pleads guilty or no contest to a felony, (ii) is found by a Governmental Authority to have engaged in, or becomes subject to an order of a Governmental Authority based on, any violation of law or regulation that prohibits fraudulent, manipulative or deceptive conduct, and/or (iii) becomes the subject of a Proceeding regarding the commission of a felony or any violation of law or regulation that prohibits fraudulent, manipulative or deceptive conduct.

(b) Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the outstanding principal amount of this Note, plus accrued but unpaid interest, liquidated damages and other amounts owing in respect thereof through the date of acceleration, shall become, at the direction of Holder, immediately due and payable in cash; provided, that such acceleration shall be automatic, without any notice or other action of the Holder required, in respect of an Event of Default occurring pursuant to clause (vi) of Section 7(a)). In connection with such acceleration described herein, the Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescinded and annulled by Holder at any time prior to payment in full hereunder and the Holder shall have all rights as a holder of the Note until such time, if any, as the Holder receives full payment pursuant to this Section 7(b). No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 8. Miscellaneous.

(a) Notices. Any and all notices or other communications or deliveries to be provided by the Holder hereunder, shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service, addressed to the Company, at the address set forth above, or such email address, or address as the Company may specify for such purposes by notice to the Holder delivered in accordance with this Section 8(a).  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by email attachment, or sent by a nationally recognized overnight courier service addressed to the Holder at the email address or address of the Holder appearing on the books of the Company, or if no such email attachment or address appears on the books of the Company, at the principal place of business of such Holder, as set forth in the Purchase Agreement.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via email attachment to the email address set forth on the signature pages attached hereto prior to 5:30 p.m. (local time in New York City, New York) (or such later time expressly specified elsewhere in this Note) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via email attachment to the email address set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (local time in New York City, New York) (or such later time expressly specified elsewhere in this Note) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b) Absolute Obligation. Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, liquidated damages and accrued interest, as applicable, on this Note at the time, place, and rate, and in the coin or currency, herein prescribed. This Note is a direct debt obligation of the Company.

(c) Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof, reasonably satisfactory to the Company.

(d) Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the County of New Castle (the “Delaware Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

(e) Amendments; Waivers. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note on any other occasion. Any waiver by the Company or the Holder must be in writing. Any provision of this Note may be waived by the Holder, which waiver shall be binding on Holder and its successors and assigns. Any provision of this Note may be amended by a written instrument executed by the Company and the Holder, which amendment shall be binding on the Holder and its successors and assigns.

(f) Severability. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Company (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.

(g) Remedies, Characterizations, Other Obligations, Breaches and Injunctive Relief.  The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note and any of the other Transaction Documents at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the Holder’s right to pursue actual and consequential damages for any failure by the Company to comply with the terms of this Note.  The Company covenants to the Holder that there shall be no characterization concerning this instrument other than as expressly provided herein. Amounts set forth or provided for herein with respect to payments, conversion and the like (and the computation thereof) shall be the amounts to be received by the Holder and shall not, except as expressly provided herein, be subject to any other obligation of the Company (or the performance thereof). The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder and that the remedy at law for any such breach may be inadequate. The Company therefore agrees that, in the event of any such breach or threatened breach, the Holder shall be entitled, in addition to all other available remedies, to an injunction restraining any such breach or any such threatened breach, without the necessity of showing economic loss and without any bond or other security being required. The Company shall provide all information and documentation to the Holder that is reasonably requested by the Holder to enable the Holder to confirm the Company’s compliance with the terms and conditions of this Note.

(h) Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment or obligation shall be made on the next succeeding Business Day.

(i) Headings. The headings contained herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(j) Secured Obligation. The obligations of the Company under this Note are secured by the Collateral pledged by the Company pursuant to the Security Agreement, dated as of the date hereof, between the Debtors and the Holder. For the avoidance of doubt, and notwithstanding anything contained herein to the contrary, subject to Permitted Liens, the Holder shall have the first lien over all Collateral, which will rank higher than any other creditor of the Company or its Subsidiaries, to the extent permitted by law.

(k) Limitation of Liability. Neither Holder nor any Affiliate, officer, director, employee, attorney, or agent of Holder shall have any liability with respect to, and the Company hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, or consequential damages suffered or incurred by the Company in connection with, arising out of, or in any way related to, this Note or any of the other Transaction Documents, or any of the transactions contemplated by this Note or any of the other Transaction Documents. The Company hereby waives, releases, and agrees not to sue Holder or any of Holder’s Affiliates, officers, directors, employees, attorneys, or agents for punitive damages in respect of any claim in connection with, arising out of, or in any way related to, this Note or any of the other Transaction Documents, or any of the transactions contemplated by this Note or any of the other Transaction Documents. Notwithstanding the foregoing, if Holder is found by a court of competent jurisdiction, pursuant to a final judgment not subject to further appeal, to have engaged in any material violation of the Transaction Documents, any material violation of state or federal securities laws or any other conduct which constitutes fraud, gross negligence willful misconduct or malfeasance (“Bad Boy Conduct”), then nothing in this provision shall be interpreted as waiving any right of the Company to any action based upon any such Bad Boy Conduct.

(l) Withholding Taxes. Any and all payments by or on account of any obligation of the Company under this Note and any other Transaction Documents shall be made without deduction or withholding for any taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Company) requires the deduction or withholding of any tax from any such payment by the Company, then the Company shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and the sum payable by the Company to the Holder shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 8(l)) the Holder receives an amount equal to the sum it would have received had no such deduction or withholding been made; provided, however, that no increased or additional payment shall be required or made under this section (i) with respect to U.S. federal withholding taxes imposed on amounts payable to or for the account of the Holder pursuant to a law in effect on the date that the Holder acquired an interest in this Note (withholding tax imposed as a result of future administrative or judicial interpretation of current law), or (ii) with respect to taxes imposed on or measured by net income (including branch profits taxes or franchise taxes) of the Holder. With respect to a Holder as of the date hereof, the Company does not intend to deduct U.S. federal withholding taxes from any payments under this Note and any other Transaction Document under current law. Prior to deducting any withholding tax, the Company shall deliver to the Holder a written notice of its intention to make deduction or withholding for any taxes. In the event that the Company provides such notice, the Holder may elect to receive interest in cash in order to avoid such withholding tax; provided, however, that such an election shall not be available to any transferee or assignee of a Holder (that was a Holder as of the date hereof) and no Holder may transfer or assign an interest in the Note to any other person if any payments made to the transferee or assignee by the Company with respect to the Note or any other Transaction Document would be subject to withholding taxes.

(m) OID. THE FOLLOWING INFORMATION IS SUPPLIED SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES. THIS NOTE WAS ISSUED WITH “ORIGINAL ISSUE DISCOUNT” (“OID”) WITHIN THE MEANING OF SECTION 1273 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THIS LEGEND IS REQUIRED BY SECTION 1275(c) OF THE CODE. HOLDER MAY OBTAIN INFORMATION REGARDING THE AMOUNT OF ANY OID, THE ISSUE PRICE, THE ISSUE DATE, AND THE YIELD TO MATURITY RELATING TO THE NOTE BY CONTACTING THE ISSUER AT LIVEXLIVE MEDIA, INC., 9200 SUNSET BOULEVARD, SUITE 1201, WEST HOLLYWOOD, CA 90069.

(n) SUBORDINATION. The obligations evidenced by this Note are hereby expressly subordinated in right of payment to the prior payment in full of all of the Company’s Senior Indebtedness and any Liens on assets and property of the Company and its subsidiaries in favor of Holder are hereby expressly subordinated in priority to any Liens on assets and property of the Company in favor of any holder of Senior Indebtedness. By acceptance of this Note, Holder agrees to execute and deliver a subordination agreement with holders of Senior Indebtedness in form and substance satisfactory to Purchaser. Notwithstanding the foregoing, Holder shall be entitled to receive (i) equity securities of the Company from the conversion of all or any part of this Note and payments of cash in lieu of issuing fractional shares in connection with any such conversions as provided herein, (ii) any note, instrument or other evidence of indebtedness which may be issued by the Company in exchange for or in substitution of this Note, provided that such note, instrument or other evidence of indebtedness is subordinated to the Senior Indebtedness on the same terms and conditions as set forth in this Section and (iii) regularly scheduled payments of principal and interest under this Note and such other payments as permitted in the subordination agreement between Holder and the holder of Senior Indebtedness.

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(Signature Pages Follow)

IN WITNESS WHEREOF, the parties below have caused this Note to be duly executed by a duly authorized officer as of the date first above indicated.

LIVEXLIVE MEDIA, INC.

By:
Name:	Robert S. Ellin
Title:	CEP

E-mail Address for delivery of Notices: rob@livexlive.com and tenia@livexlive.com

NO STREET CAPITAL LLC

By:
Name:	Jeff Osher
Title:	Founding Partner

E-mail Address for delivery of Notices:
jeff@nostreetcapital.com

Annex A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal and interest under the 8.5% Subordinated Secured Note due [●], 2022 (the “Note”) of LiveXLive Media, Inc., a Delaware corporation (the “Company”), in accordance with Section 4(b) of the Note.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Company that its ownership of the shares of Common Stock does not exceed the amounts specified under Section 4(i) of this Note, as determined in accordance with Section 13(d) of the Exchange Act.

Conversion calculations:

Conversion Date:

Conversion Price:

Principal Amount of Note to be converted:

Accrued and unpaid interest thereon:

Number of shares to be issued:

Signature:

Name:

Address for Delivery of Holding Statements:

Or

DWAC Instructions:

Broker No: __________________

Account No: ________________

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